Exhibit 99.2
Item 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Business of the Company
The Company produces and markets passenger, light truck, medium truck, motorsport and motorcycle tires which are sold nationally and internationally in the replacement tire market to independent tire dealers, wholesale distributors, regional and national retail tire chains and large retail chains that sell tires, as well as other automotive and racing products.
The Company is focused on profitable long-term growth in the replacement tire market. In December 2004, the Company sold its automotive segment, known as Cooper-Standard Automotive, and in 2007 it sold Oliver Rubber Company, a subsidiary which was part of the North American Tire Operations segment. These sales provided the Company opportunities to focus exclusively on its global tire business.
In recent years the Company has faced both general industry and internal challenges. These have included escalating raw material costs, increasing product complexity, and pressure from competitors with manufacturing in lower-cost regions. Additionally industry demand for tires has been weak since 2006. The global economic environment began to severely decline in 2007 with a global recession beginning in 2008. This has affected the Company as projections developed during the strategic planning process included global growth for demand in tires. The Company also assumed that the credit markets would be stable. As the credit crisis developed it has had an impact on the cost and availability of credit to the Company.
To address these conditions and position the Company for future success, a Strategic Plan was developed which the Company is implementing. This plan has four imperatives:
Build a sustainable, competitive cost position,
Secure cost effective supply,
Drive profitable top line growth, and
Build bold capabilities and enablers to support strategic goals.
To support these imperatives the Company has undertaken a number of cost saving and profit improvement initiatives. These have included a wide variety of projects in the areas of manufacturing, selling and general administrative and logistics. The implementation of these projects had a favorable impact on the Company’s profitability in 2008.
The Company also is expanding operations in what are considered lower-cost countries. These initiatives include the Cooper Kenda Tire manufacturing joint venture in China, the Cooper Chengshan joint venture in China and the investment in a manufacturing facility in Mexico. Products from these operations will both provide a lower cost source of tires for existing markets and be used to expand the Company’s market share in Mexico and China.

The Company has launched new and innovative products in the premium broadline segment where it is pursuing profitable growth. The Company’s marketing programs will continue to be customer driven and emphasize controlled growth of profitable products.
The following discussion of financial condition and results of operations should be read together with “Selected Financial Data,” the Company’s consolidated financial statements and the notes to those statements and other financial information included elsewhere in this report.
This Management’s Discussion and Analysis of Financial Condition and Results of Operations presents information related to the consolidated results of the continuing operations of the Company, including the impact of restructuring costs on the Company’s results, a discussion of past results and future outlook of each of the Company’s segments and information concerning both the liquidity and capital resources and critical accounting policies of the Company. A discussion of the past results of its discontinued operations and information related to the gains recognized on the sales of Cooper-Standard Automotive and Oliver Rubber Company are also included. This report contains forward-looking statements that involve risks and uncertainties. The Company’s actual results may differ materially from those indicated in the forward-looking statements. See Risk Factors in Item 1A for information regarding forward-looking statements.

Consolidated Results of Continuing Operations

		%		%
(Dollar amounts in millions except per share amounts)	2006	Change	2007	Change	2008
Revenues:
North American Tire	$1,995.2	10.8%	$2,209.8	-3.1%	$2,142.1
International Tire	680.1	29.6%	881.3	10.6%	975.0
Eliminations	(100.1)	58.3%	(158.5)	48.5%	(235.3)

Net sales	$2,575.2	13.9%	$2,932.6	-1.7%	$2,881.8

Operating profit (loss):
North American Tire	$(39.5)	n/m	$119.4	n/m	$(174.1)
International Tire	9.4	n/m	28.9	n/m	(30.1)
Eliminations	(0.6)	-16.7%	(0.5)	n/m	(1.3)
Unallocated corporate charges	(14.5)	-7.6%	(13.4)	-17.2%	(11.1)

Operating profit (loss)	(45.2)	n/m	134.4	n/m	(216.6)
Interest expense	47.2	2.8%	48.5	4.1%	50.5
Debt extinguishment (gains) losses	(0.1)	n/m	2.6	n/m	0.6
Interest income	(10.1)	78.2%	(18.0)	-28.3%	(12.9)
Dividend from unconsolidated subsidiary	(4.3)	-53.5%	(2.0)	-5.0%	(1.9)
Other — net	(2.0)	n/m	(12.7)	n/m	4.9

Income (loss) from continuing operations before income taxes	(75.9)	n/m	116.0	n/m	(257.8)

Provision (benefit) for income taxes	(5.3)	n/m	15.8	n/m	(30.3)

Income (loss) from continuing operations	(70.6)	n/m	100.2	n/m	(227.5)

Noncontrolling shareholders’ interests	(3.7)	n/m	(8.8)	n/m	8.1

Income (loss) from continuing operations attributable to Cooper Tire & Rubber Company	$(74.3)	n/m	$91.4	n/m	$(219.4)

Basic earnings (loss) per share	$(1.21)	—	$1.48	—	$(3.72)

Diluted earnings (loss) per share	$(1.21)	—	$1.46	—	$(3.72)

2008 versus 2007
Consolidated net sales decreased by $50.8 million in 2008. The decrease in net sales was primarily a result of lower volume, primarily in the North American Tire Operations segment. Partially offsetting the lower volumes were improved pricing and product mix in both the North American Tire Operations and International Tire Operations segments. The Company recorded an operating loss in 2008 of $216.6 million compared to an operating profit of $134.4 million in 2007. The favorable impacts of improved pricing and mix, along with lower incentive-related compensation were offset by lower volumes, higher raw material costs, production curtailment costs, higher products liability costs and a lower of cost or market inventory adjustment in the International Tire Operations segment. During 2007, the Company recognized a benefit in its North American Tire Operations segment from inventory valuations as a result of the decline in finished goods inventory. In 2008 when the Company conducted its annual test for impairment, it concluded that impairment did exist and the Company wrote off the goodwill of the International Tire Operations segment which totaled $31.3 million. In December 2008, the Company announced the planned closure of its Albany, Georgia manufacturing facility and its Dayton, New Jersey distribution center. The Company recorded $76.4 million of restructuring expenses associated with these initiatives in 2008.
The Company continued to experience significant increases in the costs of certain of its principal raw materials during 2008 compared with the levels experienced during 2007. The principal raw materials for the Company include natural rubber, synthetic rubber, carbon black, chemicals and reinforcement components. Approximately 65 percent of the Company’s raw materials are petroleum-based and crude oil prices reached record high levels during 2008. Natural rubber prices also peaked at all-time highs during 2008. The increases in the cost of natural rubber and petroleum-based materials were the most significant drivers of higher raw material costs during 2008, which were up approximately $302.9 million from 2007. The pricing volatility in these commodities contributes to the difficulty in managing the costs of raw materials. The increased price of crude oil and natural rubber along with the growing global demand remains a fundamental factor to the cost increases experienced for raw materials used by the Company.
The Company manages the procurement of its raw materials to assure supply and to obtain the most favorable pricing. For natural rubber and natural gas, procurement is managed by buying forward of production requirements and utilizing the spot market when advantageous. For other principal materials, procurement arrangements include supply agreements that may contain formula-based pricing based on commodity indices, multi-year agreements or spot purchase contracts. These arrangements typically provide quantities necessary to satisfy normal manufacturing demands.
Selling, general and administrative expenses were $185.1 million (6.4 percent of net sales) in 2008 compared to $177.5 million (6.1 percent of net sales) in 2007. The increase in selling, general and administrative expenses was due primarily to higher advertising costs in the International Tire Operations segment and the continued ramp-up of the Company’s Chinese operations, partially offset by lower incentive-related compensation costs.

Products liability costs totaled $70.3 million and $81.3 million in 2007 and 2008, respectively, and include recoveries of legal fees of $9.8 million and $5.7 million in 2007 and 2008, respectively. Policies applicable to claims occurring on April 1, 2003 and thereafter, do not provide for recovery of legal fees.
Additional information related to the Company’s accounting for products liability costs appears in the “Critical Accounting Policies” portion of this Management’s Discussion and Analysis.
During 2008, the Company recorded $76.4 million in restructuring costs related to the closure of its Albany, Georgia manufacturing facility and the closure of a distribution center in Dayton, New Jersey. The Company recorded $3.5 million in restructuring costs in 2007 related to the four initiatives described in the Restructuring section below.
Interest expense increased $2.0 million in 2008 from 2007 primarily due to debt related to investments in China, partially offset by the Company’s repurchases of debt in 2008.
The Company incurred $.6 million in costs associated with the repurchase of $14.3 million of its long-term debt during 2008. During 2007, the Company incurred $2.6 million in costs associated with the repurchase of $80.9 million of its long-term debt.
Interest income decreased $5.1 million in 2008 from 2007 as a result of lower cash levels and short-term investments in 2008 than in 2007.
The Company recorded dividend income from its investment in Kumho Tire Co., Inc. in both 2008 and 2007. The dividend rate in both years was approximately $.27 per share. Until August 2008, the Company owned 15 million global depositary shares (the equivalent of 7,500,000 common shares) and recorded dividend income of $2.0 million and $1.9 million in 2007 and 2008, respectively.
Other — net decreased $17.5 million in 2008 from 2007 as a result of the Company recording a $3.1 million gain on the sale of stock in Nishikawa Rubber Co., Ltd. and a $4.2 million gain on the sale of a corporate aircraft in 2007. Foreign currency losses were recorded in 2008 compared to foreign currency gains in 2007 accounting for a $6.9 million decrease. The Company recorded losses from an unconsolidated subsidiary of $2.4 million in 2008 compared to earnings of $1.7 million in 2007.
For the twelve months ended December 31, 2008, the Company recorded an income tax benefit of $30.3 million on a loss from continuing operations before taxes of $257.8 million which includes a loss on noncontrolling shareholders’ interest of $8.1 million. Worldwide tax expense was unfavorably impacted by the increase in the valuation allowance against U.S. net deferred tax assets and certain foreign net deferred tax assets. It was favorably impacted by the continuation of tax holidays for some of the Company’s Asian operations and a tax benefit for U.S. “specified liability loss” carry backs. Comparable amounts for 2007 were an income tax expense of $15.8 million on income from continuing operations before taxes of $116.0 million.

The Company continues to maintain a valuation allowance on the U.S. net deferred tax assets and certain foreign net operating losses existing at December 31, 2008. A valuation allowance is required pursuant to SFAS No. 109, “Accounting for Income Taxes,” when, based upon an assessment which is largely dependent upon objectively verifiable evidence including recent operating loss history, expected reversal of existing deferred tax liabilities and tax loss carry back capacity, it is more likely than not that some portion of the deferred tax assets will not be realized. Deferred tax assets and liabilities are determined separately for each taxing jurisdiction in which the Company conducts its operations or otherwise generates taxable income or losses. In the United States, the Company has recorded significant deferred tax assets, the largest of which relate to tax attribute carryforwards, products liabilities, pension and other post retirement benefit obligations. These deferred tax assets are partially offset by deferred tax liabilities, the most significant of which relates to accelerated depreciation. Based upon this assessment, the Company maintains a $222.1 million valuation allowance for the portion of U.S. deferred tax assets exceeding deferred tax liabilities. As a result of changes in the amount of U.S. and certain foreign net deferred tax assets during the year, the valuation allowance was increased in 2008 by $135.5 million. In addition, the Company has recorded valuation allowances of $9.2 million for net deferred tax assets primarily associated with losses in foreign jurisdictions. The pension liability and associated deferred tax asset adjustment recorded to equity as a result of SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” accounts for $142.3 million of the total valuation allowance at December 31, 2008.
During 2008 the Company became aware of a potentially favorable settlement of the pending bilateral Advance Pricing Agreement (“APA”) negotiations between the U.S. and Canada. This relates to pre-disposition years (2000-2004) of a discontinued operation. Pursuant to the related sales agreement, the Company is responsible for all pre-disposition tax obligations and is entitled to all tax refunds applicable to that period. The Company believes the settlement could be significant but is unable to quantify with certainty the overall impact to the Company until the APA agreement is finalized and signed by all parties. Complex recalculations will be required for the affected income tax returns of the discontinued operation’s Canadian subsidiary to quantify the tax refund. This overpayment is ultimately due to the Company under the sales agreement. However, the party obligated to pay the Company may not be able to pay the Company any or all of the amount of such obligation due to certain legal limitations or restrictions that may be imposed on such party. The revised intercompany transfer pricing terms will also result in an increased tax obligation to the Company on its consolidated U.S. income tax returns for the pre-disposition years. At such time as a more definitive estimate of the overall impact from the resolution of the APA can be made and the certainty as to the amount of such payment to the Company is assured, the Company will record the outcome to discontinued operations.
The effects of inflation in areas other than raw materials and utilities did not have a material effect on the results of operations of the Company in 2008.

2007 versus 2006
Consolidated net sales increased by $357.4 million in 2007. The increase in net sales was primarily a result of improved net pricing and product mix in both the North American Tire Operations and International Tire Operations segments and higher unit volumes in the International Tire Operations segment. Operating profit in 2007 was $179.6 million higher than the operating loss reported in 2006. The favorable impacts of improved pricing, mix and volume, along with lower advertising costs in the North American Tire Operations segment, were partially offset by higher raw material costs, higher products liability costs and higher incentive-related compensation expense. The Company also recognized a benefit in 2007 in its North American Tire Operations segment from inventory valuations as a result of the decline in finished goods inventory. In 2006 when the Company conducted its annual test for impairment, it concluded that impairment did exist and the Company wrote off the goodwill of the North American Tire Operations segment which totaled $44.6 million and also recorded an impairment charge of $3.4 million related to the indefinite-lived intangible assets of the segment. During the fourth quarter of 2007, the Company completed its annual test for impairment and determined that no impairment existed.
The Company continued to experience significant increases in the costs of certain of its principal raw materials during 2007 compared with the levels experienced during 2006. The principal raw materials for the Company include natural rubber, synthetic rubber, carbon black, chemicals and reinforcement components. Approximately 65 percent of the Company’s raw materials are petroleum-based and crude oil continued its upward trend by setting new price ceilings by the fourth quarter of 2007. Natural rubber prices also peaked at all-time highs during the fourth quarter of 2007. The increases in the cost of natural rubber and petroleum-based materials were the most significant drivers of higher raw material costs during 2007, which were up approximately $30.5 million from 2006. The pricing volatility in these commodities contributes to the difficulty in managing the costs of raw materials. The increased price of crude oil and natural rubber along with the growing global demand remains a fundamental factor to the cost increases experienced for raw materials used by the Company.
The Company manages the procurement of its raw materials to assure supply and to obtain the most favorable pricing. For natural rubber and natural gas, procurement is managed by buying forward of production requirements and utilizing the spot market when advantageous. For other principal materials, procurement arrangements include supply agreements that may contain formula-based pricing based on commodity indices, multi-year agreements or spot purchase contracts. These arrangements provide quantities necessary to satisfy normal manufacturing demands.
Selling, general and administrative expenses were $177.5 million (6.1 percent of net sales) in 2007 compared to $187.1 million (7.3 percent of net sales) in 2006. The decrease in selling, general and administrative expenses was due primarily to lower advertising costs in the North American Tire Operations segment, partially offset by higher incentive-related compensation costs and the continued ramp-up of the Company’s Chinese operations. The Company also incurred expense in 2006 associated with the severance component of payments made to the former chairman, president and chief executive officer of the Company.

Products liability costs totaled $63.6 million and $70.3 million in 2006 and 2007, respectively, and include recoveries of legal fees of $9.4 million and $9.8 million in 2006 and 2007, respectively. Policies applicable to claims occurring on April 1, 2003, and thereafter, do not provide for recovery of legal fees.
Additional information related to the Company’s accounting for products liability costs appears in the “Critical Accounting Policies” portion of this Management’s Discussion and Analysis.
During 2007, the Company recorded $3.5 million in restructuring costs related to the four initiatives described in the Restructuring section below.
Interest expense increased $1.3 million in 2007 from 2006 primarily due to debt related to investments in China, partially offset by the Company’s repurchases of debt in 2007.
The Company incurred $2.6 million in costs associated with the repurchase of $80.9 million of its long-term debt during 2007.
Interest income increased $7.9 million in 2007 from 2006 as a result of higher cash levels in 2007 than in 2006.
The Company recorded dividend income from its investment in Kumho Tire Co., Inc. in both 2007 and 2006. The dividend rate in 2007 was approximately $0.27 per share and the rate in 2006 was approximately $0.57 per share. The Company owned 15 million global depositary shares (the equivalent of 7,500,000 common shares) and recorded dividend income of $4.3 million and $2.0 million in 2006 and 2007, respectively.
Other — net increased $10.7 million in 2007 from 2006 as a result of the Company recording a $3.1 million gain on the sale of stock in Nishikawa Rubber Co., Ltd., a $4.2 million gain on the sale of a corporate aircraft and an increase in foreign currency gains in 2007 compared to 2006.
For the twelve months ended December 31, 2007, the Company recorded an income tax expense of $15.8 million on income from continuing operations before taxes of $116.0 million which includes income of noncontrolling shareholders’ interest of $8.8 million. Worldwide tax expense was favorably impacted by the release of a portion of the valuation allowance against U.S. net deferred tax assets and the continuation of tax holidays for some of the Company’s Asian operations. Comparable amounts for 2006 were an income tax benefit of $5.3 million on a loss from continuing operations before taxes of $75.9 million.

The Company continues to maintain a valuation allowance on the U.S. net deferred tax assets. A valuation allowance is required pursuant to SFAS No. 109, “Accounting for Income Taxes,” when, based upon an assessment which is largely dependent upon objectively verifiable evidence including recent operating loss history, expected reversal of existing deferred tax liabilities and tax loss carry back capacity, it is more likely than not that some portion of the deferred tax assets will not be realized. Deferred tax assets and liabilities are determined separately for each taxing jurisdiction in which the Company conducts its operations or otherwise generates taxable income or losses. In the United States, the Company has recorded significant deferred tax assets, the largest of which relate to tax attribute carryforwards, products liabilities, pension and other post retirement benefit obligations. These deferred tax assets are partially offset by deferred tax liabilities, the most significant of which relates to accelerated depreciation. Based upon this assessment, the Company maintained an $86.6 million valuation allowance for the portion of U.S. deferred tax assets exceeding deferred tax liabilities at December 31, 2007. As a result of changes in the amount of U.S. net deferred tax assets, $15.6 million of the valuation allowance was reversed in 2007, reducing tax expense. In addition, the Company had recorded valuation allowances of $.8 million for deferred tax assets associated with initial start up losses in foreign jurisdictions.
The effects of inflation in areas other than raw materials and natural gas did not have a material effect on the results of operations of the Company in 2007.
Restructuring
During 2008, the Company incurred restructuring expenses related to the planned closure of its Albany, Georgia manufacturing facility and the distribution center in Dayton, New Jersey.
On October 21, 2008, the Company announced it would conduct a capacity study of its United States manufacturing facilities. The study was an evolution of the Strategic Plan as outlined by the Company in February 2008. All of the Company’s U.S. manufacturing facilities were included for review and were analyzed based on a combination of factors, including long term financial benefits, labor relations and productivity.
At the conclusion of the capacity study, on December 17, 2008, the North American Tire Operations segment announced its plans to close its tire manufacturing facility in Albany, Georgia. This closure is expected to result in a workforce reduction of approximately 1,400 people. Certain equipment in the facility will be relocated to other manufacturing facilities of the Company. The segment has targeted the first quarter of 2010 as the completion date for this plant closure.
The cost of this initiative is estimated to range from between $120 million and $145 million. This amount consists of personnel related costs of between $25 million and $35 million. Equipment related and other costs are estimated to be between $95 million and $110 million including asset write downs of between $75 million and $85 million. The above estimates of costs for this initiative include pension curtailment and settlement costs. The Company’s estimate of global pension funding for 2009 included in Note 12 — Pensions and Postretirement Benefits Other than Pensions, includes the Company’s current estimates of funding for this initiative.

During the fourth quarter, the Company recorded $.4 million of personnel related costs ($.4 million after-tax and $.01 per share) and no severance payments were made, resulting in an accrued severance balance at December 31, 2008 of $.4 million. Also during the fourth quarter, the Company recorded an impairment loss of $75.2 million ($75.2 million after-tax and $1.27 per share) to write the Albany land, building and equipment down to fair value. The fair value of the land and buildings was determined using a sales comparison approach based on using recent market data and comparing values to the Albany, Georgia location. The fair value of the machinery and equipment which will not be transferred to other Company locations was determined using the market value approach.
The Company also recorded $.4 million in other Albany-related restructuring costs.
In December 2008, the Company also announced the planned closure of its Dayton, New Jersey distribution center. This initiative is expected to cost between $.5 million and $.6 million. This amount includes personnel related costs of $.1 million and equipment related costs between $.4 million and $.5 million. This initiative is expected to be completed by the end of the first quarter 2009 and will impact nine people.
During the fourth quarter, the Company recorded $.02 million of severance costs and did not make any severance payments. The Company also recorded asset write-downs of $.4 million.
The continuing operations of the Company incurred restructuring expenses in 2006 and 2007 related to four initiatives.
In September of 2006, the North American Tire Operations segment announced its plans to reconfigure its tire manufacturing facility in Texarkana, Arkansas so that its production levels can “flex” to meet tire demand. The Company completed this initiative during the third quarter of 2007 at a total cost of $3.5 million. The Company recorded restructuring costs of $.7 million in 2006 and $2.8 million in 2007 associated with this initiative.
In November of 2006, a restructuring of salaried support positions was announced. This initiative was completed at the end of the first quarter of 2007 at a total cost of $1.1 million. The Company recorded $.6 million of costs related to this initiative in 2006 and $.5 million of costs during 2007.
In December of 2006, the North American Tire Operations segment initiated a plan to reduce the number of stock-keeping units manufactured in its facilities and to take tire molds out of service. The Company recorded $.4 million of restructuring expense in 2006 and $.1 million in 2007.
During 2006, the International Tire Operations segment recorded $1.5 million in restructuring costs associated with a management reorganization in Cooper Tire Europe. During 2007, a restructuring program to reduce 15 positions was completed at a cost of $.2 million.
Additional information related to these restructuring initiatives appears in the “Restructuring” note to the consolidated financial statements.

North American Tire Operations Segment

		Change		Change
(Dollar amounts in millions)	2006	%	2007	%	2008
Sales	$1,995.2	10.8%	$2,209.8	-3.1%	$2,142.1

Operating profit	$(39.5)	n/m	$119.4	n/m	$(174.1)

Operating profit margin	-2.0%	n/m	5.4%	n/m	-8.1%

United States unit shipments changes:
Passenger tires
Segment		0.0%		-16.1%
RMA members		-4.0%		-8.1%
Total Industry		-5.4%		-4.6%

Light truck tires
Segment		-2.8%		-18.6%
RMA members		-7.2%		-15.0%
Total Industry		-3.9%		-15.1%

Total light vehicle tires
Segment		-0.5%		-16.6%
RMA members		-4.4%		-9.1%
Total Industry		-5.1%		-6.1%

Total segment unit sales changes		-0.5%		-11.2%
Overview
The North American Tire Operations segment produces passenger car and light truck tires, primarily for sale in the United States replacement market. Major distribution channels and customers include independent tire dealers, wholesale distributors, regional and national retail tire chains, and large retail chains that sell tires as well as other automotive products. The segment does not sell its products directly to end users, except through three Company-owned retail stores, and does not manufacture tires for sale to OEMs. The segment also distributes radial medium truck tires and motorcycle tires in North America that are manufactured in the Company’s foreign subsidiaries.

2008 versus 2007
Sales of the North American Tire Operations segment decreased slightly in 2008 from levels in 2007. The decrease in sales was a result of lower unit volume ($312.3 million) offset by improved pricing and product mix ($244.6 million). The improved pricing was the result of price increases implemented during 2007 and 2008. The improved mix was primarily the result of increased sales volumes of the Cooper brand, which continues to gain market share, while unit sales to private brand distributors declined from the prior year. The volume decline in the segment was the result of lower unit sales in almost all product segments, but primarily in broadline and light truck tires similar to the decrease experienced in the industry.
In the United States, the segment’s unit shipments of total light vehicle tires decreased 16.6 percent in 2008 from 2007. This decrease exceeded the 9.1 percent decrease in total light vehicle shipments experienced by all members of the Rubber Manufacturers Association (“RMA”) and also exceeded the 6.1 percent decrease in total light vehicle shipments for the total industry (which includes an estimate for non-RMA members) for 2008. Partially offsetting this decrease in the United States were increased shipments by the segment to Mexico and Canada. The industry decrease in light vehicle tire units was primarily due to the macroeconomic conditions in North America. Higher fuel prices during the first half of the year and recession concerns during the latter half of the year reduced consumer replacement tire purchases. Volumes in the segment decreased more significantly than the industry due to a tougher comparable period as the segment benefited in 2007 from a competitor’s strike. Further impacting the segment’s volumes were strategic decisions made by the Company to eliminate one brand and to exit unprofitable lines of business. Sales to both private brand distributors and to wholesale channel customers decreased as competition increased in these price sensitive channels.
Segment operating profit in 2008 decreased $293.5 million from 2007. The decreased operating profit was due to higher raw material costs ($258.7 million), increased restructuring costs ($73.1 million), lower unit volumes ($68.6 million), higher products liability costs ($11.0 million) and LIFO inventory liquidation benefits experienced in 2007 that were not available in 2008 ($22.1 million). Production curtailments caused by raw material shortages and management actions to control inventories in response to the weak North American replacement tire market negatively impacted operating profit ($41.9 million). Partially offsetting these factors were improvements in pricing and mix ($164 million) and lower incentive-related compensation expense and other costs.
The United States based operations of the segment determines its inventory costs using the last-in, first-out (“LIFO”) method. During 2007, inventory levels declined as a result of the segment’s inventory management initiative. This 2007 decline resulted in the segment recognizing a $22.1 million benefit in operating profit from inventory liquidations due to the elimination of LIFO inventory layers at historically lower costs.
During 2008, the North American Tire Operations segment recorded restructuring charges of $76.4 million related to the decisions to close its Albany, Georgia manufacturing facility and its Dayton, New Jersey distribution center. During 2007, the North American Tire Operations segment recorded restructuring charges of $3.3 million, primarily related to the reconfiguration of the Texarkana, Arkansas manufacturing facility and the reduction of salaried support positions. See the discussion of these initiatives under the Restructuring section above.

2007 versus 2006
Sales of the North American Tire Operations segment increased $214.6 million in 2007 from levels in 2006. The increase in sales was a result of improved pricing and product mix ($232.0 million), offset by lower unit volume ($17.4 million). The segment’s increased unit sales in the SUV and premium light truck tire replacement markets, along with the introduction of a new premium touring replacement tire in the second quarter of 2007, contributed to the improved product mix. The segment experienced a decrease in unit sales in the economy, high performance and winter tire lines.
In the United States, the segment’s unit sales of total light vehicle tires increased 0.8 percent in 2007 from 2006. This increase exceeded the 0.5 percent increase in total light vehicle shipments experienced by all members of the Rubber Manufacturers Association (“RMA”), but was less than the 2.5 percent increase in total light vehicle shipments for the total industry (which includes an estimate for non-RMA members) for 2007. The increased shipments were driven by higher shipments of passenger car tire replacement units, where increases in 2007 compared to 2006 were 1.5 percent, 0.5 percent and 2.7 percent, respectively, for the segment, RMA and total industry. Shipments of light truck tire replacement units were lower for the segment by 2.0 percent but higher for the RMA and total industry by 0.7 percent and 1.5 percent, respectively. The lower unit volume in total for the segment was driven by increased competition from Asian tire manufacturers and higher unit sales in the fourth quarter of 2006 as a result of the work stoppage at a competitor of the segment.
Segment operating profit in 2007 increased $158.9 million from 2006. The increased operating profit was due to improved net pricing and product mix ($134.8 million), lower advertising costs ($16.3 million), and lower shipping and outside storage costs as a result of lower finished goods inventory levels maintained by the segment. These increases to operating profit were partially offset by higher raw material costs ($14.9 million), higher products liability costs ($6.7 million), lower unit volumes and higher incentive-related compensation expense. Also included in 2006 was the write off of goodwill and the impairment charge for indefinite-lived intangible assets as discussed under the Consolidated Results of Continuing Operations section above. The 2006 year included the cost of reduced production levels as the segment temporarily shutdown its four tire manufacturing facilities in order to control inventories resulting from the weak North American replacement tire market and included the cost to convert one of the segment’s manufacturing facilities to a seven-day operation.
The segment determines its inventory costs using the last-in, first-out (“LIFO”) method. During 2007, inventory levels declined as a result of the segment’s inventory management initiative. This decline resulted in the segment recognizing a $22.0 million benefit from inventory liquidations. Inventory levels declined in 2006 resulting in an $8.7 million benefit from inventory liquidations.
During 2007, the North American Tire Operations segment recorded restructuring charges of $3.3 million, primarily related to the reconfiguration of the Texarkana, Arkansas manufacturing facility and the reduction of salaried support positions. See the discussion of these initiatives under the Restructuring section above.

Outlook
The segment will continue implementing the Company’s strategic plan during 2009. The plan initially communicated in February 2008 calls for the segment to increase sourcing from lower-cost countries, improve operations in existing facilities, improve organizational capabilities and to pursue profitable top line growth.
New products will be launched in the economy and value segment of the market to support growth. The recently launched premium passenger touring, premium SUV and light truck product offerings are intended to continue satisfying customer requirements and supporting growth. The segment will also pursue business in channels where it believes it is under-represented. Demand for light vehicle replacement tires is expected to remain soft in 2009 as consumers around the globe are affected by the recession. This will continue to put pressure on the segment’s results until capacity can be aligned to market demands, or demand recovers.
To align capacity to projected demand, the segment will be closing its Albany, Georgia facility in an initiative scheduled to be completed during the first quarter of 2010. Production of certain of the products manufactured at that facility will be transferred to the Company’s remaining facilities. The manufacturing operations are expected to improve in cost competitiveness as Six Sigma, LEAN, automation and other projects are also implemented. Cooper Tire Lean Six Sigma (“CTLSS”) is an operational excellence program that was initiated in 2008. CTLSS will continue to be implemented in 2009 and will be utilized to develop a culture of continuous improvement in all manufacturing, logistic and business centers of the Company.
Radial medium truck and certain light vehicle tire products will continue to be sourced from partially-owned manufacturers in China and Mexico. During 2009 the amount of product imported into the United States should increase over the amount imported during 2008. The quantity of tires imported will be influenced by the demand in the United States.
Raw material prices have proven very difficult to accurately predict as commodity markets remain volatile. The segment expects prices for commodities will stabilize at lower levels in the first half of 2009 and then begin to increase as demand for commodities strengthens.
The segment believes as it continues implementing projects aligned with its strategic plan and/or market/industry conditions begin to strengthen, that its ability to generate operating profits will improve by the end of 2009.

International Tire Operations Segment

		Change		Change
(Dollar amounts in millions)	2006	%	2007	%	2008
Sales	$680.1	29.6%	$881.3	10.6%	$975.0

Operating profit (loss)	$9.4	n/m	$28.9	n/m	$(30.1)

Operating profit margin	1.4%	137.3%	3.3%	n/m	-3.1%

Unit sales change		18.6%		7.3%
Overview
The International Tire Operations segment manufactures and markets passenger car, light truck and motorcycle tires for the replacement market, as well as racing tires and tire retread materials, in Europe. The segment’s Cooper Chengshan joint venture manufactures and markets passenger car and light truck radial tires as well as radial and bias medium truck and off-the-road tires both in the Asian market and for export. The segment’s Cooper Kenda joint venture manufactures tires to be exported to markets outside of China. Until May 2012, all of the tires produced by this joint venture will be exported and sold through Cooper Tire & Rubber Company and its affiliates.
2008 versus 2007
Sales of the International Tire Operations segment increased $93.7 million in 2008 from the sales levels in 2007. The foreign currency impact increased sales $26.7 million in 2008. The remainder of the increase in sales was due to higher unit volumes ($35.5 million) and improved pricing and mix ($31.5 million). The increase in unit sales was the result of increased transfers to the Company’s North American segment. During the first three quarters of 2008 the segment experienced strong sales in its Asian operations. These increases declined during the fourth quarter as a result of the global economic slow down and its effects on both the Chinese market and the segments exports. European volumes decreased slightly for the year. Throughout 2008 the segment increased prices to offset raw material cost increases. These contributed to a positive price impact, while a higher relative percentage of passenger tires versus radial medium truck tires resulted in an offsetting negative mix impact.
Operating profit for the segment in 2008 was $59.0 million lower than in 2007. The impacts of improved pricing and mix ($76 million) and volume ($2 million) were offset by higher raw material costs ($82 million), including a lower of cost or market inventory adjustment to reflect current prices in China ($10 million), the write-off of goodwill ($31 million) and higher advertising, utility and Cooper Kenda ramp up costs. The segments operations reacted to the declining global demand for tires by curtailing operations in its manufacturing facilities to align inventory. During 2007, the segment recorded a gain on the sale of land in Europe ($2.2 million).

2007 versus 2006
Sales of the International Tire Operations segment increased $201.2 million in 2007 from the sales levels in 2006. During 2007, the sales of Cooper Chengshan were included for all twelve months while in 2006 only the sales from the acquisition date of February 4, 2006 were included. This accounted for $31.6 million of the sales increase. The foreign currency impact of a weakened United States dollar in relation to the British pound and the Chinese renminbi increased sales $37.1 million. The remainder of the increase in sales in 2007 compared to 2006 was due to improved pricing and product mix ($26.4 million) and higher unit volumes, primarily from Cooper Chengshan and the start-up of Cooper Kenda ($106.1 million).
Operating profit for the segment in 2007 was $19.5 million higher than in 2006. The impacts of owning Cooper Chengshan for the entire year in 2007, the segment’s improved net pricing and product mix ($23.5 million), higher unit volumes ($24.6 million) and a gain on the sale of land in Europe ($2.2 million) were partially offset by higher raw material costs ($15.6 million), higher advertising costs in Asia and higher expenses related to the continued start-up of the segment’s Asian operations.
During 2007, the International Tire Operations segment recorded restructuring charges of $0.2 million related to a management reorganization in Cooper Tire Europe. See the discussion of this initiative under the Restructuring section above.
Outlook
The European operations will continue to focus on growing in profitable products and channels. New products that will meet the needs of niche segments will continue to be released in 2009. The manufacturing facility in Melksham, England will concentrate on high performance, racing and motorcycle products. Demand in Europe is projected to be weak throughout 2009.
The segment will continue efforts to expand its presence in Asia. This will be supported by the technical facility in China where products will be developed specifically to meet the needs of customers in that market. Due to the global and Asian economic recession, the level of growth in Asia is likely to be less than in recent years.
Manufacturing operations in China will continue to export products around the globe, but expect to be affected by the weakened global demand for light vehicle tires. All of the segment’s manufacturing facilities will be implementing projects to improve competitiveness as a part of the Cooper Tire Lean Six Sigma (“CTLSS”) operational excellence program.
The segment’s margins will likely remain under pressure in 2009 unless global demand for light vehicle and radial medium tires improves.

Discontinued Operations
On October 5, 2007, the Company sold its Oliver Rubber Company subsidiary. These operations are considered to be discontinued operations as defined under Statement of Financial Accounting Standard (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” and require specific accounting and reporting which differs from the approach used to report the Company’s results in prior years. It also requires restatement of comparable prior periods to conform to the required presentation.
Oliver Rubber Company

(Dollar amount in thousands)	2006	2007
Sales	$101,024	$62,277

Operating profit (loss)	(12,470)	5,155
The Company’s former Oliver Rubber Company subsidiary manufactured tread rubber and retreading equipment. In 2006, the subsidiary recorded restructuring expenses of $11.3 million associated with the closure of its Athens, Georgia manufacturing facility.
The following table provides details of the Company’s discontinued operations:

	2006	2007	2008
Income (loss) related to former automotive operations, net of tax	$7,379	$(1,808)	$274

Income (loss) from Oliver Rubber subsidiary, net of tax	(11,570)	3,468	(210)

	$(4,191)	$1,660	$64

Gain on Sale of Oliver Rubber Company
On October 5, 2007, the Company sold its Oliver Rubber Company subsidiary to Michelin North America, Inc. Proceeds from the sale were $66.3 million. The sale resulted in a gain of $26.5 million, net of taxes in the fourth quarter of 2007 and included the release of a tax valuation allowance, a portion of which was recorded in the third quarter.
Outlook for the Company
The Company expects continued pressure on the industry as demand for tires is affected by global economic conditions. The Company is implementing a plan that will both deal with those conditions and position the Company to capitalize on future opportunities.

Maintaining adequate levels of liquidity will be a primary focus for the Company and it will continue to rigorously control all cash expenditures. Expansion and other uses of capital including share purchases and debt pay downs are likely to be restricted until capital markets resume a more normal level of activity.
Prices for raw materials are likely to stabilize during 2009 and then begin to increase as demand for commodities increases.
Additionally, the Company continues to be cautious in its expectations of future profitability because of the uncontrollable factors which impact this industry: consumer confidence, gasoline prices, raw material cost volatility, intense competition and currency fluctuations.
Liquidity and Capital Resources
Generation and uses of cash — Net cash used in the operating activities of continuing operations was $165.0 million in 2008 compared to $360.7 million provided in 2007. Net income after adjustments for non-cash items decreased $135.0 million to $132.8 million in 2008. Changes in operating assets and liabilities used $297.8 million in 2008 compared to $92.9 million generated in 2007. The Company’s inventory levels at December 31, 2008 were above prior year levels and included higher levels of raw materials than normally maintained. The higher raw material inventory levels led to reduced purchases during the fourth quarter resulting in lower accounts payable balances. The Company plans to reduce raw material inventory quantities to normal levels during 2009.
Net cash used in investing activities during 2008 reflects capital expenditures of $128.8 million, a decrease of $12.2 million from 2007. During the third quarter of 2008, the Company received $107.0 million as a result of exercising its put option on its investment in Kumho Tire Co., Inc. The Company sold the available-for-sale securities purchased in 2007. During 2008, the Company acquired an approximately 38 percent ownership share of a manufacturing facility in Mexico with an investment of $29.2 million. The facility is located in Guadalajara, Mexico and is the second largest tire plant in Mexico. The Company made the final payment related to the purchase of Cooper Chengshan in 2008. The Company, in 2007, realized proceeds of $66.3 million from the sale of Oliver Rubber Company. In 2007, “Proceeds from the sale of assets” related primarily to the sale of the Company’s 25 percent interest in the steel cord facility acquired with the Chengshan acquisition, the sale of a corporate aircraft and the sale of a stock investment. The Company’s capital expenditure commitments at December 31, 2008 are $10.2 million and are included in the “Unconditional purchase” line of the Contractual Obligations table which appears later in this section. These commitments will be satisfied with existing cash and cash flows from operations in early 2009.
The Company repurchased $80.9 million and $14.3 million of its Senior Notes due in 2009 during 2007 and 2008, respectively and has remaining authorization to repurchase $104 million of debt. During 2007, the Company repurchased 2,991,900 shares of its common stock for $45.9 million and during 2008, the Company repurchased 803,300 shares of its common stock for $13.9 million. At December 31, 2008, the Company has remaining authorization of $40 million for share repurchases. The Company has temporarily suspended its debt and share repurchase program. The Company borrowed $108.8 million in short term notes during 2008 to finance its capacity expansions and operations in China. These short term notes are for terms of less than one year. Accordingly, access to the capital markets is crucial to repay or refinance these obligations in order to maintain sufficient liquidity to support the business operations in China. Cooper Kenda received capital contributions of $4.3 million from its non-controlling owner for construction of the tire manufacturing facility in China.
Dividends paid on the Company’s common shares in 2008 were $24.8 million, compared to $26.0 million in 2007. The Company has maintained a quarterly dividend of 10.5 cents per share in each quarter during the three years ending December 31, 2008. During 2008 stock options were exercised to acquire 19,192 shares of common stock compared to 2007 when stock options were exercised to acquire 1,236,660 shares of common stock.
Available credit facilities — On August 30, 2006, the Company established an accounts receivable securitization facility of up to $175 million. Pursuant to the terms of the facility, the Company sells certain of its domestic trade receivables on a continuous basis to its wholly-owned, bankruptcy-remote subsidiary, Cooper Receivables LLC (“CRLLC”). In turn, CRLLC may sell from time to time an undivided ownership interest in the purchased trade receivables, without recourse, to a PNC Bank administered, asset-backed commercial paper conduit. The facility was initially scheduled to expire in August 2009. On September 14, 2007, the Company amended the accounts receivable facility to exclude the sale of certain receivables, reduce the size of the facility to $125 million and to extend the maturity to September 2010. No ownership interests in the purchased trade receivables had been sold to the bank conduit as of December 31, 2008. The Company had issued standby letters of credit under this facility totaling $27.2 million and $29.5 million at December 31, 2007 and 2008, respectively.
Under the provisions of SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”, the ownership interest in the trade receivables sold to the bank conduit will be recorded as legal transfers without recourse, with those accounts receivable removed from the consolidated balance sheet. The Company has agreed to service any sold trade receivables for the financial institution at market rates; accordingly, no servicing asset or liability will be recognized.
On November 9, 2007, the Company and its subsidiary, Max-Trac Tire Co., Inc., entered into a Loan and Security Agreement (New Credit Agreement) with a consortium of six banks. This Credit Agreement provides a $200 million credit facility to the Company and Max-Trac Tire Co., Inc. The Credit Agreement is a revolving credit facility maturing on November 9, 2012 and is secured by the Company’s United States inventory, certain North American accounts receivable that have not been previously pledged and general intangibles related to the foregoing. The Credit Agreement and the accounts receivable securitization facility have no significant financial covenants until available credit is less than specified amounts. There were no borrowings under the Credit Agreement through December 31, 2008.
The Company established a $1.2 billion universal shelf registration in 1999 in connection with an acquisition. Fixed rate debt of $800 million was issued pursuant to the shelf registration in December 1999 to fund the acquisition. The remaining $400 million available under the shelf registration continues to be available at December 31, 2008. Securities that may be issued under this shelf registration include debt securities, preferred stock, fractional interests in preferred stock represented by depositary shares, common stock and warrants to purchase debt securities, common stock or preferred stock.

Available cash and contractual commitments — At December 31, 2008, the Company had cash and cash equivalents totaling $247.7 million. The Company’s additional borrowing capacity based on eligible collateral through use of the above credit facilities with its bank group and other bank lines at December 31, 2008 was $202.7 million. The facilities are sized to meet seasonal working capital demands which are generally highest in the second and third quarters and lowest at year-end.
The Company anticipates that cash flows from operations in 2009 will be positively impacted by decreased raw material costs, which should enable it to reduce capital required to fund inventory and will be negatively impacted due to outlays related to the plant closure and operating at lower volume levels than in 2008. The Company expects to receive approximately $43 million from tax refunds during 2009 primarily related to the carry back of tax losses incurred in 2008 in the United States. It also believes that available cash and credit facilities will be adequate to fund its projected capital expenditures, including its portion of capital expenditures in partially-owned subsidiaries, meet dividend goals and fund maturities of parent company debt ($97 million due in December 2009). The remaining long-term debt due within one year and the entire amount of short term notes payable outstanding at December 31, 2008 is debt of consolidated subsidiaries. The Company expects its subsidiaries to refinance or pay down these amounts during 2009. Through February 13, 2009, a total of $57 million of these debt instruments had been paid off or refinanced for terms of one year or more.
In connection with the Cooper Chengshan acquisition, beginning January 1, 2009 and continuing through December 31, 2011, the non-controlling owner has the right to sell, and, if exercised, the Company has the obligation to purchase, the remaining 49 percent non-controlling interest share at a minimum price of $62.7 million. This put option is not included in the following table.
The Company’s cash requirements relating to contractual obligations at December 31, 2008 are summarized in the following table:

(Dollar amounts in thousands)	Payment Due by Period
		Less than			After
Contractual Obligations	Total	1 year	1-3 years	3-5 years	5 years
Long-term debt	$468,429	$147,761	$30,210	$—	$290,458
Capital lease obligations	5,081	—	—	—	5,081
Interest on debt and capital lease obligations	330,878	33,058	48,344	46,257	203,219
Operating leases	89,058	15,524	29,746	12,770	31,018
Notes payable (b)	184,774	184,774	—	—	—
Unconditional purchase (a)	64,343	64,343	—	—	—
Postretirement benefits other than pensions (c)	252,679	16,654	36,443	35,806	163,776
Other long-term liabilities and noncontrolling shareholders’ interests (d) (e)	479,472	233	45,528	37,043	396,668

Total contractual cash obligations	$1,874,714	$462,347	$190,271	$131,876	$1,090,220

(a)	Noncancelable purchase order commitments for capital expenditures and raw materials, principally natural rubber, made in the ordinary course of business.

(b)	Financing obtained from financial institutions in China to support the Company’s operations there.

(c)	Represents both the current and long-term portions of postretirement benefits other than pensions liability.

(d)	Based on long-term amounts recorded under U.S. generally accepted accounting principles.

(e)	Pension liability, products liability, nonqualified benefit plans, warranty reserve and other non-current liabilities.
Credit agency ratings — Standard & Poor’s has rated the Company’s long-term corporate credit and senior unsecured debt at B+. Moody’s Investors Service has assigned a B3 corporate family rating and a Caa1 rating to senior unsecured debt. Moody’s rating is under review for further possible downgrade.
New Accounting Standards
For a discussion of recent accounting pronouncements and their impact on the Company, see the “Significant Accounting Policies — Accounting pronouncements” note to the consolidated financial statements.
Critical Accounting Policies
“Management’s Discussion and Analysis of Financial Condition and Results of Operations” discusses the Company’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. When more than one accounting principle, or the method of its application, is generally accepted, the Company selects the principle or method that is appropriate in its specific circumstances. The Company’s accounting policies are more fully described in the “Significant Accounting Policies” note to the consolidated financial statements. Application of these accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses during the reporting period. Management bases its estimates and judgments on historical experience and on other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The Company believes that of its significant accounting policies, the following may involve a higher degree of judgment or estimation than other accounting policies.

Products liability — The Company is a defendant in various products liability claims brought in numerous jurisdictions in which individuals seek damages resulting from automobile accidents allegedly caused by defective tires manufactured by the Company. Each of the products liability claims faced by the Company generally involve different types of tires, models and lines, different circumstances surrounding the accident such as different applications, vehicles, speeds, road conditions, weather conditions, driver error, tire repair and maintenance practices, service life conditions, as well as different jurisdictions and different injuries. In addition, in many of the Company’s products liability lawsuits the plaintiff alleges that his or her harm was caused by one or more co-defendants who acted independently of the Company. Accordingly, both the claims asserted and the resolutions of those claims have an enormous amount of variability. The aggregate amount of damages asserted at any point in time is not determinable since often times when claims are filed, the plaintiffs do not specify the amount of damages. Even when there is an amount alleged, at times the amount is wildly inflated and has no rational basis.
The fact that the Company is a defendant in products liability lawsuits is not surprising given the current litigation climate which is largely confined to the United States. However, the fact that the Company is subject to claims does not indicate that there is a quality issue with the Company’s tires. The Company sells approximately 35 to 40 million passenger, light truck, SUV, high performance, ultra high performance and radial medium truck tires per year in North America. The Company estimates that approximately 300 million Cooper-produced tires — made up of thousands of different specifications — are still on the road in North America. While tire disablements do occur, it is the Company’s and the tire industry’s experience that the vast majority of tire failures relate to service-related conditions which are entirely out of the Company’s control - such as failure to maintain proper tire pressure, improper maintenance, road hazard and excessive speed.
The Company’s exposure for each claim occurring prior to April 1, 2003 is limited by the coverage provided by its excess liability insurance program. The program for that period includes a relatively low per claim retention and a policy year aggregate retention limit on claims arising from occurrences which took place during a particular policy year. Effective April 1, 2003, the Company established a new excess liability insurance program. The new program covers the Company’s products liability claims occurring on or after April 1, 2003 and is occurrence-based insurance coverage which includes an increased per claim retention limit, increased policy limits and the establishment of a captive insurance company.
The Company accrues costs for products liability at the time a loss is probable and the amount of loss can be estimated. The Company believes the probability of loss can be established and the amount of loss can be estimated only after certain minimum information is available, including verification that Company-produced products were involved in the incident giving rise to the claim, the condition of the product purported to be involved in the claim, the nature of the incident giving rise to the claim and the extent of the purported injury or damages. In cases where such information is known, each products liability claim is evaluated based on its specific facts and circumstances. A judgment is then made to determine the requirement for establishment or revision of an accrual for any potential liability. The liability often cannot be determined with precision until the claim is resolved.

Pursuant to applicable accounting rules, the Company accrues the minimum liability for each known claim when the estimated outcome is a range of possible loss and no one amount within that range is more likely than another. The Company uses a range of settlements because an average settlement cost would not be meaningful since the products liability claims faced by the Company are unique and widely variable. The cases involve different types of tires, models and lines, different circumstances surrounding the accident such as different applications, vehicles, speeds, road conditions, weather conditions, driver error, tire repair and maintenance practices, service life conditions, as well as different jurisdictions and different injuries. In addition, in many of the Company’s products liability lawsuits the plaintiff alleges that his or her harm was caused by one or more co-defendants who acted independently of the Company. Accordingly, the claims asserted and the resolutions of those claims have an enormous amount of variability. The costs have ranged from zero dollars to $12 million in one case with no “average” that is meaningful. No specific accrual is made for individual unasserted claims or for premature claims, asserted claims where the minimum information needed to evaluate the probability of a liability is not yet known. However, an accrual for such claims based, in part, on management’s expectations for future litigation activity and the settled claims history is maintained. Because of the speculative nature of litigation in the United States, the Company does not believe a meaningful aggregate range of potential loss for asserted and unasserted claims can be determined. The Company’s experience has demonstrated that its estimates have been reasonably accurate and, on average, cases are settled at amounts close to the reserves established. However, it is possible an individual claim from time to time may result in an aberration from the norm and could have a material impact.
The Company determines its reserves using the number of incidents expected during a year. During 2007, the Company increased its products liability reserve by $51.3 million. The addition of another year of self-insured incidents accounted for $29.8 million of this increase. The Company revised its estimates of future settlements for unasserted and premature claims. In addition, the Company also revised its estimate of the number of additional incidents expected during each year for years subsequent to 2005. These revisions increased the reserve by $8.9 million. Finally, changes in the amount of reserves for cases where sufficient information is known to estimate a liability increased by $12.6 million.
During 2008, the Company increased its products liability reserve by $55.9 million. The addition of another year of self-insured incidents accounted for $35.3 million of this increase. The Company revised its estimates of future settlements for unasserted and premature claims. These revisions increased the reserve by $8.0 million. Finally, changes in the amount of reserves for cases where sufficient information is known to estimate a liability increased by $12.6 million.
The time frame for the payment of a products liability claim is too variable to be meaningful. From the time a claim is filed to its ultimate disposition depends on the unique nature of the case, how it is resolved — claim dismissed, negotiated settlement, trial verdict and appeals process — and is highly dependent on jurisdiction, specific facts, the plaintiff’s attorney, the court’s docket and other factors. Given that some claims may be resolved in weeks and others may take five years or more, it is impossible to predict with any reasonable reliability the time frame over which the accrued amounts may be paid.

During 2007, the Company paid $24.3 million and during 2008, the Company paid $39.6 million to resolve cases and claims. The Company’s products liability reserve balance at December 31, 2007 totaled $107.3 million (current portion of $16.9 million). At December 31, 2008, the products liability reserve balance totaled $123.6 million (current portion of $28.7 million).
The products liability expense reported by the Company includes amortization of insurance premium costs, adjustments to settlement reserves and legal costs incurred in defending claims against the Company offset by recoveries of legal fees. Legal costs are expensed as incurred and products liability insurance premiums are amortized over coverage periods. The Company is entitled to reimbursement, under certain insurance contracts in place for periods ending prior to April 1, 2003, of legal fees expensed in prior periods based on events occurring in those periods. The Company records the reimbursements under such policies in the period the conditions for reimbursement are met.
Products liability costs totaled $63.6 million, $70.3 million and $81.3 million in 2006, 2007 and 2008, respectively, and include recoveries of legal fees of $9.4 million, $9.8 million and $5.7 million in 2006, 2007 and 2008, respectively. Policies applicable to claims occurring on April 1, 2003, and thereafter, do not provide for recovery of legal fees.
Income Taxes — The Company is required to make certain estimates and judgments to determine income tax expense for financial statement purposes. These estimates and judgments are made in the calculation of tax credits, tax benefits and deductions (such as the U.S. tax incentive for domestic manufacturing activities) and in the calculation of certain tax assets and liabilities which arise from differences in the timing of the recognition of revenue and expense for tax and financial statement purposes. Changes to these estimates will result in an increase or decrease to tax provisions in subsequent periods.
The Company must assess the likelihood that it will be able to recover its deferred tax assets. If recovery is not likely, the provision for income tax expense must be increased by recording a valuation allowance against the deferred tax assets that are deemed to be not recoverable. The Company has maintained a full valuation allowance against its net U.S. deferred tax asset position at December 31, 2008, as it cannot assure the utilization of these assets before they expire. In the event there is a change in circumstances in the future which would affect the utilization of these deferred tax assets, the tax provision in that accounting period would be reduced by the amount of the assets then deemed to be realizable.
In addition, the calculation of the Company’s tax liabilities involves a degree of uncertainty in the application of complex tax regulations. The Company recognizes liabilities for anticipated tax audit issues in the U. S. and other jurisdictions based on its estimates of whether, and the extent to which, additional tax payments are more likely than not. If, and at the time, the Company determines payment of such amounts are less likely than not, the liability will be reversed and a tax benefit recognized to reduce the provision for income taxes. The Company will record an increase to its provision for income tax expense in the period it determines it is more likely than not that recorded liabilities are less than the ultimate tax assessment.

The Company has adopted Financial Accounting Standards Board Interpretation Number 48 (“FIN 48”) Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109. FIN 48 clarifies accounting for uncertain tax positions using a “more likely than not” recognition threshold for tax positions. Under FIN 48, the Company will initially recognize the financial statement effects of a tax position when it is more likely than not, based on the technical merits of the tax position, that such a position will be sustained upon examination by the relevant tax authorities. If the tax benefit meets the “more likely than not” threshold, the measurement of the tax benefit will be based on the Company’s estimate of the ultimate tax benefit to be sustained if audited by the taxing authority. The Company’s liability for unrecognized tax benefits for permanent and temporary book/tax differences for continuing operations, exclusive of interest, total approximately $7.6 million.
Impairment of long-lived assets — The Company’s long-lived assets include property, plant and equipment, goodwill and other intangible assets. If an indicator of impairment exists for certain groups of property, plant and equipment or definite-lived intangible assets, the Company will compare the forecasted undiscounted cash flows attributable to the assets to their carrying values. If the carrying values exceed the undiscounted cash flows, the Company then determines the fair values of the assets. If the carrying values exceed the fair values of the assets, then an impairment charge is recognized for the difference.
The Company assesses the potential impairment of its goodwill and other indefinite-lived assets at least annually or when events or circumstances indicate impairment may have occurred. The carrying value of these assets is compared to their fair value. If the carrying values exceed the fair values, then a hypothetical purchase price allocation is computed and the impairment charge, if any, is then recorded.
As discussed in the footnotes to the financial statements, Note 6 — Goodwill and Intangible Assets, the Company assessed the goodwill and the indefinite-lived intangible asset in the North American Tire Operations segment at December 1, 2006 and determined that impairment existed. Following a review of the valuation of the segment’s identifiable assets, the Company wrote off the goodwill of the segment. The Company reduced the value of the indefinite-lived intangible assets at December 31, 2006 to the value indicated by the annual review.
During 2006, the Company recorded goodwill of $31.3 million and recorded definite-lived intangible assets of $7.2 million associated with the Chengshan acquisition. At December 1, 2008, the Company assessed the goodwill in the International Tire Operations segment and determined that impairment existed. Following a review of the valuation of the segment’s identifiable assets, the Company wrote off the goodwill of the segment.
The Company cannot predict the occurrence of future impairment-triggering events. Such events may include, but are not limited to, significant industry or economic trends and strategic decisions made in response to changes in the economic and competitive conditions impacting the Company’s businesses.

Pension and postretirement benefits — The Company has recorded significant pension liabilities in the United States and the United Kingdom and other postretirement benefit liabilities in the United States that are developed from actuarial valuations. The determination of the Company’s pension liabilities requires key assumptions regarding discount rates used to determine the present value of future benefits payments, expected returns on plan assets and the rates of future compensation increases. The discount rate is also significant to the development of other postretirement benefit liabilities. The Company determines these assumptions in consultation with its actuaries.
The discount rate reflects the rate used to estimate the value of the Company’s pension and other postretirement liabilities for which they could be settled at the end of the year. When determining the discount rate, the Company discounted the expected pension disbursements over the next fifty years using Citigroup Pension Discount Liability Index yield curve rates. Based upon this analysis, the Company used a discount rate of 6.0 percent to measure its United States pension and postretirement benefit liabilities which is unchanged from the rate used at December 31, 2007. A similar analysis was completed in the United Kingdom and the Company increased the discount rate used to measure its United Kingdom pension liabilities to 6.5 percent at December 31, 2008 from 5.9 percent at December 31, 2007.
The rate of future compensation increases is used to determine the future benefits to be paid for salaried and non-bargained employees, since the amount of a participant’s pension is partially attributable to the compensation earned during his or her career. The rate reflects the Company’s expectations over time for salary and wage inflation and the impacts of promotions and incentive compensation, which is based on profitability. The Company used 3.25 percent for the estimated future compensation increases in measuring its United States pension liabilities at December 31, 2008 and December 31, 2007. In the United Kingdom, the Company used 3.57 percent for the estimated future compensation increase at December 31, 2008 compared to a rate of 3.97 percent at December 31, 2007.
The assumed long-term rate of return on pension plan assets is applied to the market value of plan assets to derive a reduction to pension expense that approximates the expected average rate of asset investment return over ten or more years. A decrease in the expected long-term rate of return will increase pension expense, whereas an increase in the expected long-term rate will reduce pension expense. Decreases in the level of actual plan assets will serve to increase the amount of pension expense, whereas increases in the level of actual plan assets will serve to decrease the amount of pension expense. Any shortfall in the actual return on plan assets from the expected return will increase pension expense in future years due to the amortization of the shortfall, whereas any excess in the actual return on plan assets from the expected return will reduce pension expense in future periods due to the amortization of the excess.
The Company’s investment policy for United States plans’ assets is to maintain an allocation of 70 percent in equity securities and 30 percent in debt securities. The Company’s investment policy for United Kingdom plan assets is to maintain an allocation of 65 percent in equity securities and 35 percent in fixed income securities. Equity security investments are structured to achieve a balance between growth and value stocks. The Company determines the annual rate of return on pension assets by first analyzing the composition of its asset portfolio. Historical rates of return are applied to the portfolio.

This computed rate of return is reviewed by the Company’s investment advisors and actuaries. Industry comparables and other outside guidance is also considered in the annual selection of the expected rates of return on pension assets.
The actual loss on United States pension plans’ assets approximated 26.4 percent in 2008 compared to an asset return of approximately 10.4 percent in 2007. The actual loss on United Kingdom pension plan assets approximated 18.5 percent in 2008 compared to an asset return of 4.7 percent in 2007. The Company’s estimate for the expected long-term return on its United States plan assets was 9.0 percent which was used to derive 2007 pension expense and 8.5 percent which was used to derive 2008 pension expense. The expected long-term return on United Kingdom plan assets used to derive the 2007 and 2008 pension expense was 7.5 percent and 7.6 percent, respectively.
The Company has accumulated net deferred losses resulting from the shortfalls and excesses in actual returns on pension plan assets from expected returns and, in the measurement of pensions liabilities, decreases and increases in the discount rate and the rate of future compensation increases and differences between actuarial assumptions and actual experience totaling $453 million at December 31, 2008. These amounts are being amortized in accordance with the corridor amortization requirements of SFAS No. 87, “Employers’ Accounting for Pensions,” over periods ranging from 10 years to 15 years. Amortization of these net deferred losses was $15 million and $11.6 million in 2007 and 2008, respectively.
The Company adopted SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions (SFAS No. 106),” in 1992 and, to mitigate the impact of medical cost inflation on the Company’s retiree medical obligation, instituted per household caps on the amounts of retiree medical benefits it will provide to future retirees. The caps do not apply to individuals who retired prior to certain specified dates. Costs in excess of these caps will be paid by plan participants. The Company implemented increased cost sharing in 2004 in the retiree medical coverage provided to certain eligible current and future retirees. Since then cost sharing has expanded such that nearly all covered retirees pay a charge to be enrolled. See Item 1A. Risk Factors — “The Company’s expenditures for pension and postretirement obligations could be materially higher than it has predicted if its underlying assumptions prove to be incorrect.”
On December 31, 2006, the Company adopted the recognition and disclosure provisions of SFAS No. 158. This statement required the Company to recognize the funded status (i.e., the difference between the fair value of plan assets and the projected benefit obligation) of its pension and other postretirement benefit (OPEB) plans in the December 31, 2006 consolidated balance sheet, with a corresponding adjustment to cumulative other comprehensive loss (a component of stockholders’ equity), net of tax. The adjustment to cumulative other comprehensive loss at adoption represents the net unrecognized actuarial losses and unrecognized prior service costs, all of which were previously netted against the plans’ funded status in the Company’s consolidated balance sheets pursuant to the provisions of SFAS No. 87, “Employers’ Accounting for Pensions (SFAS No. 87)” and SFAS No. 106. These amounts will be subsequently recognized as net periodic pension cost pursuant to the Company’s historical accounting policy for amortizing such amounts. Further, actuarial gains and losses that arise in subsequent periods and are not recognized as net periodic benefit costs in the same periods will be recognized as a component of other comprehensive income. Those amounts will be subsequently recognized as components of net periodic benefit cost on the same basis as the amount recognized in cumulative other comprehensive loss at adoption of SFAS No. 158.

Off-Balance Sheet Arrangements
Certain operating leases related to property and equipment used in the operations of Cooper-Standard Automotive were guaranteed by the Company. These guarantees require the Company, in the event Cooper-Standard Automotive fails to honor its commitments, to satisfy the terms of the lease agreements. As part of the sale of the automotive operations, the Company is seeking releases of those guarantees but to date has been unable to secure releases from certain lessors. The most significant of those leases is for a U. S. manufacturing facility with a remaining term of eight years and total remaining payments of approximately $9.3 million. Other leases cover two facilities in the United Kingdom. These leases have remaining terms of five years and remaining payments of approximately $2.9 million. The Company does not believe it is presently probable that it will be called upon to make these payments. Accordingly, no accrual for these guarantees has been recorded. If information becomes known to the Company at a later date which indicates its performance under these guarantees is probable, accruals for the obligations will be required.